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                                                  AMEN PROPERTIES, INC.
                                       EXHIBIT 11. COMPUTATON OF EARNINGS PER SHARE



                                                                      For the Three Months Ended For the Nine Months Ended
                                                                          September 30, 2003         September 30, 2003
                                                                      -------------------------- -------------------------
                                                Current
                  Net                            Period   Year to Date    Basic       Diluted       Basic       Diluted
                 Shares    Total   Grant/Purch.   Days        Days      Weighted      Weighted     Weighted     Weighted
                 Added     Shares      Date    OutstandingOutstanding    Shares        Shares       Shares       Shares
                -------- ---------------------------------------------------------- ------------ ------------ ------------
Common Stock          -  1,992,056    01/01/03         92        272   183,269,152  183,269,152  541,839,232  541,839,232
Common Stock
 Dividend       209,300    209,300    06/06/03         92        116    19,255,600   19,255,600   24,278,800   24,278,800
Preferred Stock
 - Convertible        -    849,723    01/01/03         92        272             -   78,174,516               231,124,656


                -------- ----------                                   ------------- ------------ ------------ ------------
End of period   209,300  3,051,079                                     202,524,752  280,699,268  566,118,032  797,242,688
Days
 Outstanding
 from Beginning
 of Period                                                                      92           92          272          272
---------------                                                       ------------- ------------ ------------ ------------
                                                                         2,201,356    3,051,079    2,081,316    2,931,039

Net income from
 continuing
 operations                                                                 96,880       96,880      248,302      248,302
Net income from
 continuing
 operations per
 share: basic
 and diluted                                                                  0.04         0.03         0.12         0.08
---------------                                                       ============= ============ ============ ============

Net income                                                                  96,880       96,880      248,302      248,302
Net income per
 share: basic
 and diluted                                                                  0.04         0.03         0.12         0.08
--------------                                                        ============= ============ ============ ============
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